Exhibit 10.1

Stock Purchase Agreement
For The Purchase
By
MediaNews Group, Inc.
Of
All Of The Outstanding Capital Stock Of
Diversified Suburban Newspapers, Inc.

January 4, 2005

	ARTICLE I
	Purchase and Sale of Capital Stock
1.1	Agreement to Purchase and Sell	1
	ARTICLE II
	Purchase Price, Manner of Payment and Closing
2.1	Purchase Price	2
2.2	Time and Place of Closing	2
2.3	Purchase Price Adjustment	2
	ARTICLE III
	Non-Competition Covenants
3.1	Non-Competition Covenants	5
	ARTICLE IV
	Sellers’ Representations and Warranties
4.1	Corporate; Enforceability of Obligations	6
4.2	Financial and Certain Related Matters	7
4.3	Advertising	10
4.4	Circulation\Advertising	11
4.5	Conduct of Business	11
4.6	Contracts, Etc.	12
4.7	Employees	13
4.8	Litigation and Claims	15
4.9	Environmental Matters	15
4.10	Real Estate	17
4.11	Intellectual Property	17
4.12	Second Class Mail	18
4.13	Deposits/Bonds	18
4.14	General	18
	ARTICLE V
	Purchaser’s Representations and Warranties
5.1	General	19
	ARTICLE VI
	Conduct Prior to the Closing
6.1	General	20
6.2	Sellers’ and the Company’s Obligations	20
6.3	Joint Obligations	22

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	ARTICLE VII
	Conditions to Closing
7.1	Conditions to Sellers’ Obligations	23
7.2	Conditions to Purchaser’s Obligations	24
	ARTICLE VIII
	Closing
8.1	Form of Documents	26
8.2	Purchaser’s Deliveries	26
8.3	Sellers’ Deliveries	27
	ARTICLE IX
	Post-Closing Matters
9.1	Post-Closing Agreements	28
9.2	Inspection of Records	28
9.3	Further Assurances	29
9.4	Tax Returns, Credits and Refunds	29
9.5	Certain Assignments	29
	ARTICLE X
	Indemnification
10.1	General	30
10.2	Indemnification Obligations of Sellers	30
10.3	Purchaser’s Indemnification Obligations	32
10.4	Subrogation	32
10.5	Third Party Claims	32
	ARTICLE XI
	Termination
11.1	Right to Terminate	34
11.2	Remedies	34
	ARTICLE XII
	Miscellaneous
12.1	Risk of Loss	35
12.2	Publicity	35
12.3	Notices	35
12.4	Expenses	36
12.5	Entire Agreement	37
12.6	Survival: Non-Waiver	37
12.7	Applicable Law	37
12.8	Binding Effect: Benefit	37
12.9	Assignability	37
12.10	Amendments	38
12.11	Headings	38

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Exhibits

Exhibit A	Definitions
Exhibit B	Form of Estimated and Final Purchase Price Adjustment Schedule

Disclosure Schedules

Section 4.1(c)	Schedule of Capital Stock
Section 4.1(d)	Schedule of Subsidiaries
Section 4.1(f)	Schedule of Required Consents
Section 4.1(g)	Schedule of Conflicts, Breaches and Violations
Section 4.2(a)	Schedule of Balance Sheets
Section 4.2(b)	Schedule of Statements of Income and Cash Flow
Section 4.2(c)	Schedule of Tax Returns
Section 4.2(d)	Schedule of Equipment
Section 4.2(f)	Schedule of Insurance Policies
Section 4.2(i)	Schedule of Certain Business Relationships
Section 4.3(a)	Schedule of Advertising Revenues
Section 4.3(b)	Schedule of Advertising Cancellations or Material Modifications
Section 4.4(a)	Circulation Schedule
Section 4.4(c)	Schedule of Changes in Advertising and Circulation Policies
Section 4.5(a)	Schedule of Certain Business Occurrences
Section 4.6(a)	Schedule of Contracts and Certain Other Documents
Section 4.6(b)	Schedule of Certain Defaults and Related Occurrences
Section 4.6(c)	Schedule of Permits
Section 4.7(b)	Schedule of Pending and Threatened Labor Disputes and Grievances
Section 4.7(b)(iv)	Schedule of Former Employees, Spouses and/or their Dependents Currently Receiving Medical Benefits
Section 4.7(b)(v)	Schedule of Employees
Section 4.7(c)	Schedule of Employment Losses
Section 4.8(a)	Schedule of Pending and Threatened Claims, Litigation, Arbitrations and Investigations
Section 4.9(a)	Schedule of Environmental Permits,
Section 4.9(c)	Schedule of Containers (Above Ground and Underground Storage Tanks)
Section 4.9(f)	Schedule of Asbestos, PCB’s, Hazardous Materials and Liens
Section 4.10(a)	Schedule of Real Estate
Section 4.11(a)	Schedule of Intellectual Property
Section 4.11(b)	Schedule of Royalty Obligations
Section 4.13	Schedule of Security Deposits, Surety Deposits and Bonds
Section 4.14	Schedule of Other Assets

iii

STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the “Agreement”) is entered into this 4th day of January, 2005 by and between The Singleton Family Revocable Trust and Peter Bernhard (collectively, the “Sellers”) and MediaNews Group, Inc., a Delaware corporation (the “Purchaser”).

     WHEREAS, Sellers own all of the outstanding capital stock of Diversified Suburban Newspapers, Inc., a Delaware corporation (the “Company”), which is engaged in the business of printing, publishing and distributing The Park Record, a twice weekly newspaper principally circulated in Summit County, Utah (the “Newspaper”) and which also conducts a commercial printing business out of its facilities in Murray, Utah (collectively, the “Business”).

     WHEREAS, Sellers desire to sell and Purchaser desires to acquire from Sellers, as of the Closing Date, all of Sellers’ right, title and interest in all of the outstanding capital stock of the Company (the “Capital Stock”), upon the terms and subject to the conditions contained in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

ARTICLE I
Purchase and Sale of Capital Stock

     1.1      Agreement to Purchase and Sell.      On the terms and subject to the conditions contained in this Agreement, Purchaser agrees to purchase from Sellers, and Sellers agree to sell, transfer, convey, assign and deliver to Purchaser, at the Closing, all of their right, title and interest in and to the Capital Stock. The Capital Stock shall be sold to Purchaser free and clear of any Liens, as hereinafter provided.

ARTICLE II
Purchase Price, Manner of Payment and Closing

     2.1      Purchase Price.      The purchase price for the Capital Stock shall be Eight Million Dollars ($8,000,000), subject to adjustment as provided in Section 2.3. hereof (the “Purchase Price”). The portion of the Purchase Price to be paid at the Closing, all of which shall be payable by wire transfer of immediately available funds, shall be Eight Million Dollars ($8,000,000), as increased or decreased, as appropriate, by the Estimated Purchase Price Adjustment, calculated in the manner set forth in Section 2.3 of this Agreement.

     2.2      Time and Place of Closing.      The transaction contemplated by this Agreement shall be consummated (the “Closing”) on Tuesday, January 4, 2005 at the offices of Purchaser’s counsel, Hughes Hubbard & Reed LLP, 1775 I Street, NW, Suite 600, Washington, D.C. 20006 and shall be deemed to have occurred as of the close of business on such date. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”

     2.3      Purchase Price Adjustment.

          (a)      Estimated Purchase Price Adjustment.      Not later than ten (10) Business Days before the Closing Date, Sellers shall prepare and deliver to Purchaser a schedule, in the form of Exhibit B to this Agreement, which sets forth the Estimated Purchase Price Adjustment, calculated in the manner hereinafter provided (the “Estimated Purchase Price Adjustment Schedule”) based upon the books and records of the Company as of November 30, 2004 (the “Estimate Date”) and taking due account of the various matters the parties contemplate will occur immediately prior to or concurrently with the Closing which are described and set forth in Sections 7.1(f)-(i) and 7.2(f)-(m) of this agreement. Subject to the provisions of this Section 2.3, the Estimated Purchase Price Adjustment Schedule shall be prepared in accordance with GAAP and consistent with the Company’s past accounting practices (to the extent those past practices are in accordance with GAAP), and shall fairly reflect (i) the current assets of the Company, as thus calculated, certain additional payments by the Company during its current fiscal year relative to the purchase of a new printing press (including the Two Hundred Fifty Thousand Dollars paid to The Gallup Independent Company for that printing press and certain related equipment, the Company’s payments for related legal and other transactional expenses for such purchase in the amount of Five Thousand Dollars, the Company’s payments to Offset Services, Inc. for disassembly and transportation of that press to Offset Services’ facilities in Sacramento, California in the amount of Twenty-Seven Thousand Two Hundred Thirty-Six Dollars and the Company’s payments to Interior Construction Specialists of Six Thousand Five Hundred Fifty Dollars, for a total of Two Hundred Eighty-Eight Thousand Seven Hundred Eighty-Six Dollars in press related expenditures), and a Fifty Thousand Dollar credit for the agreed upon value of the tax benefits attributable to the carryforward of the Company’s anticipated net operating loss for the period July 1, 2004 — December 31, 2004, after taking into account the Special Bonus to be paid by the Company to Andy Bernhard described in Section 7.1(h) of this Agreement (all of which assets, payments and credits are hereinafter collectively referred to as the Company’s “Current Assets”); provided, however, that, except to the extent of the Fifty Thousand Dollar credit for the agreed value of the tax benefits attributable to the carryforward specifically described in this clause (i) and the additional Twenty-Nine Thousand Seven Hundred Ten Dollar credit for anticipated refunds attributable to FY 2005 estimated federal and state income tax payments reflected on Exhibit B to this Agreement, Current Assets shall not include any tax benefits (or any part of the value thereof) attributable to any tax losses, credits, carryovers, refunds of taxes, or other tax attributes of the Company, and (ii) those liabilities of the Company, as of the Estimate Date, which are required, in accordance with GAAP, and consistent with the Company’s past accounting practices (to the extent those practices are in accordance with GAAP), to be reflected on the Company’s balance sheet, exclusive of any indebtedness owed by the Company to any shareholder other than for previous cash advances to the Company, or for consulting fees earned since July 1, 2004 but not yet paid or of liabilities for deferred taxes, (all of which liabilities are hereinafter referred to as the Company’s “Balance Sheet Liabilities”). In the event that as of the Estimate Date the amount of the Current Assets of the Company exceeds the amount of the Company’s Balance Sheet Liabilities, as set forth on the Estimated Purchase Price Adjustment Schedule, then the Purchase Price shall be increased by the amount of such excess (the “Estimated Purchase Price Increase”). In the event that as of the Estimate Date the amount of the Company’s Balance Sheet Liabilities exceeds the amount of the Current Assets of the Company, as set forth on the Estimated Purchase Price Adjustment Schedule, then the Purchase Price shall be reduced by the amount of such excess (the “Estimated Purchase Price Reduction”).

          (b)      Final Purchase Price Adjustment Schedule.      One hundred twenty (120) days after the Closing Date, Purchaser shall cause the Company to prepare and deliver to the Sellers a schedule, also in the form of Exhibit B to this Agreement, which sets forth the Final Purchase Price Adjustment, calculated in the manner hereinafter provided (the “Final Purchase Price Adjustment Schedule”) based upon the books and records of the Company as of the Closing Date. Subject to the provisions of this Section 2.3, the Final Purchase Price Adjustment Schedule shall be prepared in accordance with GAAP and consistent with the Company’s past accounting practices (to the extent those past practices are in accordance with GAAP), shall take due account of the various matters the parties contemplate will occur immediately prior to or concurrently with the Closing which are described and set forth in Sections 7.1(f)-(i) and 7.2(f)-(m) of this agreement, and shall fairly present the Current Assets and the Balance Sheet Liabilities of the Company as of the Closing Date; provided, however, that, except to the extent of the Fifty Thousand Dollar credit for the agreed value of the tax benefits attributable to the carryforward specifically descried in this clause (i) and the additional Twenty-Nine Thousand Seven Hundred Ten Dollar credit for anticipated refunds attributable to FY 2005 estimated federal and state income tax payments reflected on Exhibit B to this Agreement, Current Assets shall not include any tax benefits (or any part of the value thereof) attributable to any tax losses, credits, carryovers, refunds of taxes, or other tax attributes of the Company; and, provided further, that, for purposes of the Final Purchase Price Adjustment Schedule only, the value of the Company’s accounts receivables shall be based upon Purchaser’s actual collections thereof during the ninety (90) day period immediately following the Closing, with all such collections being accounted for on a FIFO basis, except in the case of bona fide customer disputes, and with Purchaser only offering payment discounts with respect to such collections consistent with the Company’s practices prior to Closing and the value of the Company’s prepaid expenses shall also include all payroll expenses and related payroll taxes incurred relative to employees of The Park Record for the period January 1, 2005 through January 4, 2005. The amount, if any, by which the amount of the Current Assets exceeds the amount of the Balance Sheet Liabilities of the Company, as of the Closing Date, as set forth on the Final Purchase Price Adjustment Schedule, is referred to herein as the “Final Purchase Price Increase”. The amount, if any, by which the amount of the Balance Sheet Liabilities of the Company exceeds the amount of the Current Assets of the Company, as set forth on the Final Purchase Price Adjustment Schedule, is referred herein as the “Final Purchase Price Reduction”.

     Within ten (10) days after the earlier of approval of the Final Purchase Price Adjustment Schedule by Sellers and Purchaser or the final resolution of any dispute as provided in Section 2.3(c) (such date of approval or final resolution being referred to as the “Due Date”), Purchaser agrees to pay to Sellers the following amount, to the extent applicable:

                    (i)      if there was an Estimated Purchase Price Increase pursuant to Section 2.3(a), the amount (if any) by which such Estimated Purchase Price Increase is less than any Final Purchase Price Increase pursuant to this Section 2.3(b) (for example, if there was an Estimated Purchase Price Increase of $1.00 and a Final Purchase Price Increase of $2.00, Purchaser shall pay to Sellers $1.00); or

                    (ii)      if there was an Estimated Purchase Price Reduction pursuant to Section 2.3(a), the amount (if any) by which any Final Purchase Price Increase pursuant to this Section 3.3(b) is greater than such Estimated Purchase Price Reduction (expressed as a negative number) (for example, if there was an Estimated Purchase Price Reduction of $1.00 and a Final Purchase Price Increase of $1.00, Purchaser shall pay to Sellers $2.00); or

                    (iii)      if there was an Estimated Purchase Price Reduction pursuant to Section 2.3(a), the amount (if any) by which such Estimated Purchase Price Reduction is greater than any Final Purchase Price Reduction pursuant to this Section 3.3(b) (for example, if there was an Estimated Purchase Price Reduction of $2.00 and a Final Purchase Price Reduction of $1.00, Purchaser shall pay to Sellers $1.00).

     Within ten (10) days after the Due Date, Sellers agree to pay Purchaser the following amount, to the extent applicable:

                    (i)      if there was an Estimated Purchase Price Increase pursuant to Section 2.3(a), the amount (if any) by which such Estimated Purchase Price Increase is greater than any Final Purchase Price Increase pursuant to this Section 3.3(b) (for example, if there was an Estimated Purchase Price Increase of $2.00 and a Final Purchase Price Increase of $1.00, Sellers shall pay to Purchaser $1.00); or

                    (ii)      if there was an Estimated Purchase Price Increase pursuant to Section 2.3(a), the amount (if any) by which such Estimated Purchase Price Increase is greater than any Final Purchase Price Reduction (expressed as a negative number) pursuant to this Section 2.3(b) (for example, if there was an Estimated Purchase Price Increase of $1.00 and a Final Purchase Price Reduction of $1.00, Sellers shall pay to Purchaser $2.00); or

                    (iii)      if there was an Estimated Purchase Price Reduction pursuant to Section 2.3(a), the amount (if any) by which such Estimated Purchase Price Reduction is less than any Final Purchase Price Reduction pursuant to this Section 2.3(b) (for example, if there was an Estimated Purchase Price Reduction of $1.00 and a Final Purchase Price Reduction of $2.00, Sellers shall pay to Purchaser $1.00).

          (c)      Disputes.      In the event of a dispute between Sellers and Purchaser as to any matter set forth in Sections 2.3(a) or 2.3(b), Sellers and Purchaser shall use reasonable efforts to resolve any such dispute, but if a final resolution is not obtained within thirty (30) days after the Final Purchase Price Adjustment Schedule is delivered to Purchaser, any remaining dispute shall be resolved by Deloite & Touche, LLP, or, if such firm declines to act in such capacity, to such other nationally recognized firm of independent public accountants, as shall be mutually agreed upon by Sellers and Purchaser. Such accounting firm may use such auditing procedures as it may deem appropriate and the decision of such accounting firm shall be binding and conclusive upon the parties. The costs and fees of such accounting firm shall be borne one-half by Sellers and one-half by Purchaser.

          (d)      Certain Additional Collections of Accounts Receivables.      During the period commencing on the ninety-first day following the Closing and continuing throughout June 30, 2005, Purchaser shall cause the Company to continue to use reasonable, good faith efforts (not involving litigation or the threat thereof or the engagement of a collection agent) to collect the accounts receivables of the Company that were outstanding at the Closing and which were not collected during the ninety (90) day period immediately following the Closing. All additional collections received by Sellers relative to these accounts, on a FIFO basis, through June 30, 2005, shall not later than July 31, 2005 be remitted to Sellers.

ARTICLE III
Non-Competition Covenants

     3.1      Non-Competition Covenants.      As a further inducement for Purchaser to enter into this Agreement, Sellers each agree that from and after the Closing and continuing for a period of five (5) years from the Closing, Sellers shall not own more than 5% of the issued and outstanding voting stock of, control, be employed by, consult with or otherwise be associated with any publications containing paid advertising which are distributed in Sumit County, Utah other than publications which are published by the Company or the Purchaser or any Affiliate thereof.

ARTICLE IV
Sellers’ Representations and Warranties

     Sellers jointly and severally represent and warrant to Purchaser that, except as set forth in the schedule delivered by Sellers to Purchaser concurrently herewith and identified as the “Disclosure Schedule”:

     4.1      Corporate; Enforceability of Obligations.

          (a)      The Company is a corporation duly organized, existing and in good standing under the laws of the state of Delaware. The Company has all necessary corporate power and authority to own its properties and assets and to conduct its business as now conducted.

          (b)      The Company has qualified as a foreign corporation, and is in good standing, under the laws of the state of Utah and all other jurisdictions where the nature of its business or the nature or location of its assets requires such qualification.

          (c)      The authorized capitalization of the Company consists solely of 1,000 shares of common stock, no par value. Of these shares, 800 shares are issued and outstanding (the “Capital Stock”) and all of such issued and outstanding shares are owned of record and beneficially solely by Sellers. Each of the shares of Capital Stock is validly issued, fully paid and nonassessable and is not owned or held in violation of any preemptive right of any shareholder of the Company. As of the Closing, each of the shares of Capital Stock will be free from all liens, claims, charges and encumbrances and will not be subject to any restrictions with respect to transferability other than as required by federal and state securities laws. Neither the Company nor either of the Sellers is obligated or has any plans prior to Closing to issue or acquire, or grant options, warrants, or other rights with respect to, any shares of Capital Stock or with respect to any other securities of the Company. Upon transfer of the Capital Stock to the Purchaser hereunder at Closing, the Purchaser will own the entire legal and beneficial interest in the Capital Stock, free and clear of all liens, claims, charges and encumbrances, except those imposed through acts of the Purchaser. Section 4.1(c) of the Disclosure Schedule accurately describes and sets forth the authorized, issued and outstanding capital stock of the Company and the persons who directly or indirectly own all of the legal and beneficial interests therein. Except as described and set forth in Section 4.1(c) of the Disclosure Schedule, no shares of capital stock of the Company are reserved for issuance, none are held as treasury shares, there are no outstanding warrants, options or commitments to issue, sell, redeem or purchase any shares of capital stock of the Company and there are no material agreements pertaining to any shares of capital stock of the Company.

          (d)      The Company does not own, directly or indirectly, any capital stock or other interests in any corporation, limited liability company, partnership, joint venture or other entity (“Subsidiary”), except as described and set forth in Section 4.1(d) of the Disclosure Schedule.

          (e)      The Agreement will, when signed by Sellers, be valid and binding upon Sellers, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, moratorium or similar laws, and except as may be limited by the exercise of judicial discretion in applying general principles of equity.

          (f)      Other than as set forth in Section 4.1(f) of the Disclosure Schedule, no consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery of this Agreement and the consummation by Sellers of the transaction contemplated by these agreements.

          (g)      Other than as set forth in Section 4.1(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement by Sellers, nor the consummation by Sellers of the transactions contemplated hereby and thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the Company’s Certificate of Incorporation or By-laws, (ii) any statute or administrative regulation, (iii) any order, writ, injunction, judgment or decree of any court or any governmental authority or any arbitration award applicable to either of the Sellers or the Company, or (iv) any material contract or agreement to which either of the Sellers or the Company is a party or by which the Capital Stock of the Company or either of the Sellers may be bound, nor give rise to any default, acceleration, or right of termination under any such contract or agreement.

     4.2      Financial and Certain Related Matters.

          (a)      Balance Sheets.       The balance sheets of the Company as of June 30, 2002, June 30, 2004, June 30, 2004 and November 30, 2004, as set forth in Section 4.2(a) of the Disclosure Schedule, fairly present the financial position of the Company as at such dates in accordance with generally accepted accounting principles consistently applied for the periods covered thereby, except for information ordinarily contained in footnotes to audited financial statements, and except as otherwise stated in Section 4.2(a) of the Disclosure Schedule.

          (b)      Statement of Income and Cash Flows.      The statements of income and cash flows for the years ended June 30, 2002, June 30, 2003 and June 30, 2004 and for the five-month period ended November 30, 2004, as set forth in Section 4.2(b) of the Disclosure Schedule, fairly present the results of operations and changes in cash flows of the Company for the periods then ended in accordance with generally accepted accounting principles consistently applied, except for information ordinarily contained in footnotes to audited financial statements, and except as otherwise stated in Section 4.2(b) of the Disclosure Schedule. Such income statements do not contain or reflect any items of special, extraordinary or nonrecurring income or expense except as expressly specified therein. All expenses associated with the operation of the business of the Park Record and Murray Printing have been fully reflected and charged on such income statements, and such income statement do not, because of the provision of services or the bearing of expenses by any other person or entity or for any other reason, understate the true costs and expenses of conducting the business of the Park Record and Murray Printing.

          (c)      Tax Matters.

                    (i)      Each of the Company and its Subsidiaries has filed all tax returns that it was required to file. All such tax returns were correct and complete in all respects. All taxes payable by the Company or any of its Subsidiaries (whether or not shown on any tax return) for all periods ending on or before June 30, 2004 have been paid in full, or are adequately provided for by reserves (including reserves for deferred taxes), accruals or other provisions reflected on the November 30, 2004 balance sheet described in Section 4.2(a) hereof and on the books and records of the Company. None of the Company or any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file tax returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any tax.

                    (ii)      The Company and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                    (iii)      The Company does not expect any authority to assess any additional taxes against it or any Subsidiary for any period for which tax returns have been filed. There is no dispute or claim concerning any tax liability of the Company or any of its Affiliates either (A) claimed or raised by any authority in writing or (B) as to which the Sellers have knowledge. Section 4.2(c) of the Disclosure Schedule lists all federal, state, local, and foreign income tax returns filed with respect to the Company or any of its Subsidiaries for taxable periods ended on or after June 30, 1999, indicates those tax returns that have been audited by either the IRS or any taxing authority within the state of Utah, and indicates those tax returns that currently are the subject of audit by either the IRS or any such taxing authority. Sellers have delivered to the Purchaser correct and complete copies of all state and federal income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since June 30, 1999.

                    (iv)      None of the Company or any of its Subsidiaries has at the request of the IRS or any other taxing authority waived in writing any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

                    (v)      None of the Company or any of its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. None of the Company or any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Code Section 280G. Each of the Company and its Subsidiaries has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code Section 6662. None of the Company or any of its Subsidiaries is a party to any tax allocation or sharing agreement. None of the Company, Sellers or any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (B) has any liability for the taxes of any person (other than any of the Company or any of its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                    (vi)      Section 4.2(c) of the Disclosure Schedule correctly sets forth the following information with respect to the Company as of its taxable year ended June 30, 2004: (A) the basis for federal and state tax purposes of the Company’s assets; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company; and (C) the amount of any deferred gain or loss allocable to the Company arising out of any deferred intercompany transaction.

                    (vii)      The unpaid taxes of the Company and its Subsidiaries did not, as of November 30, 2004, exceed the reserve for tax liability reflected on the November 30, 2004 balance sheet of the Company described in Section 4.2(a) of this Agreement.

          (d)      Equipment.      Section 4.2(d) of the Disclosure Schedule sets forth a complete and correct list and brief description of all Equipment material to the Business. The Company owns outright and at Closing will own outright and have good title to all the Equipment, free and clear of all Liens other than Permitted Liens. Other than as set forth in Section 4.2(d) of the Disclosure Schedule, all material items of Equipment are in good operating condition and repair, ordinary wear and tear excepted, and are sufficient and appropriate for current uses in connection with the business of the Newspaper.

          (e)      Inventory.      All of the Inventory is in the physical possession and control of the Company at its facilities or in transit from suppliers. The Inventory is in usable and/or saleable condition and of a quality and quantity historically usable and/or saleable in the normal course of business and consistent with past practice.

          (f)      Insurance.      Section 4.2(f) of the Disclosure Schedule contains a true and correct list and description of all insurance policies which are owned by the

Company or which name the Company as insured or which pertain to the Capital Stock, the Business, the Newspaper or the Company, or employees of any of the foregoing. All such insurance policies are in full force and effect, and the Company has not received notice of termination or non-renewal of any such insurance policies.

                    (g)      Accounts Receivable.      All accounts receivable of the Company have arisen in the ordinary course of business, represent indebtedness incurred for fair value by the applicable account debtor in bona fide third party transactions and all bad debts relating thereto are properly reserved for in the books and records of the Company and the balance sheets set forth in Section 4.2(a) of the Disclosure Schedule, in accordance with GAAP. The Company owns the Accounts Receivable free and clear of all Liens.

                    (h)      Accounts Payable.      Since January 1, 2004, the Company has paid its accounts payable and has collected or otherwise treated its Accounts Receivable in the ordinary course of business consistent with past practices of the Company.

                    (i)      Certain Business Relationships.      Section 4.2(i) of the Disclosure Schedule sets forth every material business relationship (other than normal employment relationships and other than as may pertain to the Excluded Assets) between Sellers, on the one hand, and the Company or any of the Company’s Affiliates, officers or directors, on the other hand, which is related to the Newspaper, the Business or the Company. None of Sellers or said parties (other than the Company) owns any assets which are used in the operations of the Company, the Business or the Newspaper, except for Excluded Assets or as reflected in Section 4.2(i) of the Disclosure Schedule.

     4.3      Advertising.       With respect to advertising matters:

          (a)      Section 4.3(a) of the Disclosure Schedule sets forth a complete and correct list of and the amounts of revenue generated by the Company’s largest (by dollar amount) (A) 10 retail advertisers, (B) 10 preprint advertisers, (C) 10 classified advertisers and (D) commercial printing customers for the twelve months ending November 30, 2004.

          (b)      Except as set forth in Section 4.3(b) of the Disclosure Schedule, Sellers have not previously had any actual or threatened cancellation, non-renewal or material modification of any agreements or relationships with advertisers or commercial printing customers listed in Section 4.3(a) of the Disclosure Schedule, and, to the knowledge of the Sellers, no advertisers or commercial printing customers listed in Section 4.3(a) of the Disclosure Schedule intend to (A) cancel previously scheduled or contracted for commercial printing or advertising in the Newspaper for the period following the Closing, or (B) terminate or modify significantly their relationship with the Company.

     4.4      Circulation\Advertising.       With respect to circulation and advertising matters:

          (a)      Since December 1, 2003, the Company has not taken any action which was designed to result in a material reduction in circulation of the Newspaper.

          (b)      Since December 1, 2003, the Company has not made any material change in its policies for the pricing of circulation or advertising for the Newspaper, or for commercial printing services except as is set forth in Section 4.4(c) of the Disclosure Schedule.

     4.5 Conduct of Business.

          (a)      Except as set forth in Section 4.5(a) of the Disclosure Schedule, since December 1, 2003, the Company has not:

                    (i)      sold or in any way transferred or otherwise disposed of any of its assets or property having an aggregate value of $5,000 or more, except for (A) use of Inventory in the usual and ordinary course of Business and (B) cash applied in payment of the Company’s liabilities;

                    (ii)      suffered any casualty, damage, destruction or loss, or any material interruption in use, of any material assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God in the aggregate of $5,000 or more;

                    (iii)      made or suffered any material change in the conduct or nature of any aspect of the business of the Company;

                    (iv)      waived any material right or canceled or compromised any material debt or claim, other than in the ordinary course of business and not in excess of $5,000 for any item or $25,000 in the aggregate;

                    (v)      increased the compensation payable to any employee in excess of 4% per year and other than in accordance with past practices;

                    (vi)      hired, terminated or lost the services through death, retirement or resignation of any employee who has or had annual compensation in excess of $25,000;

                    (vii)      issued any notes, bonds, debentures or other corporate securities evidencing money borrowed in each case in a principal amount in excess of $5,000 in the aggregate;

                    (viii)      modified any existing, or entered into or assumed any new contract, lease, license or other agreement which individually require payments in excess of $5,000 or in the aggregate require payments in excess of $10,000;

                    (ix)      committed to make any capital expenditure in an aggregate amount exceeding $10,000 which as of the Closing Date will not have been paid in full;

                    (x)      made any material change in accounting methods or principles; or

                    (xi)      without limitation by the enumeration of any of the foregoing, except for the execution of this Agreement, (A) entered into any material transaction or taken any material action other than in the usual and ordinary course of business, or (B) taken any action that, if taken after the date hereof, would constitute a material breach of any of the covenants set forth in Article VI hereof.

          (b)      Since December 1, 2003, the Company has not suffered or been threatened with any material adverse change in the business, operations, assets, liabilities, financial condition or prospects of the Company or with respect to the paid circulation of the Newspaper, including, without limiting the generality of the foregoing, the existence or threat of any labor dispute, or any material adverse change in, or loss of, any relationship between the Company and any of its customers (including, without limitation, advertisers, subscribers and dealers), suppliers or key employees.

     4.6      Contracts, Etc.

          (a)      Except as described and set forth therein, Section 4.6(a) of the Disclosure Schedule correctly and completely lists and describes and contains a true copy of all material contracts, leases, licenses (other than Permits), agreements, employee benefit plans and related trusts to which the Company is a party and/or which relate to the conduct of the Company’s business, including, without limitation collective bargaining agreements, employment and employment related agreements and plans, inclusive of commission and bonus plans; covenants not to compete; loan agreements; notes; security agreements; sales representative, distribution, franchise, advertising and similar agreements; license agreements; commercial printing contracts; subscriptions; purchase orders and purchase contracts and sales orders and sales contracts exclusive of: (i) contracts cancelable without material penalty by the Company upon ninety (90) or fewer days notice, (ii) contracts relating to the sale of advertising or subscriptions based upon rate card rates in effect on the dates such contracts were entered into, or (iii) contracts calling for the payment by the Company after the date hereof of $5,000 or less in the aggregate. All contracts, subscriptions, leases and other instruments referred to in this Section 4.6(a), and all other contracts or instruments to which the Company is a party or which relate to the business of the Company, are in full force and binding upon the Company. No material default by the Company has occurred thereunder and, to the best of the Sellers’ knowledge, no material default by any other contracting parties has occurred thereunder.

          (b)      Other than as set forth in Section 4.6(b) of the Disclosure Schedule, the Company is not a party to, or bound by, any material, unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by the Company according to the terms of this Agreement will constitute a material default or an event of acceleration, or whereby timely performance by the Company according to the terms of this Agreement may be prohibited, prevented or materially delayed.

          (c)      Section 4.6(c) of the Disclosure Schedule contains a true and correct copy of every material license, permit, registration and governmental approval, agreement and consent applied for, pending by, issued or given to the Company by any governmental authority, and every material agreement with governmental authorities (Federal, state, local or foreign) entered into by the Company, which is in effect or has been applied for or is pending, in each event with respect to the Company, exclusive of Environmental Permits (the “Permits”). Such Permits constitute all material licenses, permits, registrations, approvals and agreements and consents (other than Environmental Permits) which are required in order for the Company to conduct its business as presently conducted. The Company is in material compliance with each of its Permits and no default by the Company has occurred with respect to any of its Permits.

     4.7      Employees.

          (a)      With respect to employees of the Company:

                    (i)      All employee benefit plans, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) (the “Employee Benefit Plans”), maintained by the Company or any affiliate of the Company, as determined under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986 (the “Code”) (“ERISA Affiliate”), comply in all material respects with and are and have been operated in substantial accordance with each applicable provision of ERISA, the Code (including, without limitation, the requirements of Code Section 401(a) to the extent any of such plans which is an employee pension benefit plan (within the meaning of Section 3(a) of ERISA) is intended to conform to that section), other Federal statutes, state law (including, without limitation, state law) and the regulations and rules promulgated pursuant thereto or in connection therewith. Neither the Company nor any ERISA Affiliate has any notice or knowledge of any violation of any of the foregoing by any Employee Benefit Plan.

                    (ii)      Each Employee Benefit Plan which is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) and which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies with and has been operated in accordance with each of the requirements of Section 162(i) of the Code as in effect for years beginning prior to 1989, Section 4980B of the Code for years beginning after December 31, 1988, and Part 6 of Subtitle B of Title I of ERISA (“COBRA”). There are no pending or, to the best knowledge of the Company, threatened claims, suits or other proceedings by any employee or former employee of the Company or by the beneficiary, dependent or representative of any such person, involving the failure of any group health plan ever maintained by the Company to comply with the health care continuation requirements of COBRA.

                    (iii)      Neither the Company nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation (“PBGC”) as a result of the voluntary or involuntary termination of an employee pension benefit plan which is subject to Title IV of ERISA. There is currently no active filing by the Company or any ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any employee pension benefit plan which is subject to Title IV of ERISA, and which has been maintained or funded, in whole or in part, by the Company or any ERISA Affiliate.

                    (iv)      Neither the Company nor any ERISA Affiliate currently maintains or is obligated to contribute to, nor has in the past maintained or contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA, and neither the Company nor any ERISA Affiliate has suffered a complete withdrawal or partial withdrawal as such terms are defined in Sections 4203 and 4205, respectively, of ERISA for which it reasonably expects to incur any withdrawal liability.

          (b)      With respect to the Company’s employees, except as provided in Section 4.7(b) of the Disclosure Schedule:

                    (i)      There are no material pending or, to Sellers’ knowledge, threatened unfair labor practice charges or employee grievance charges.

                    (ii)      There is no request for union representation, labor strike, dispute, slowdown or stoppage actually pending or, to Sellers’ knowledge, threatened against or directly affecting the Company.

                    (iii)      No material grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and to Sellers’ knowledge no material claim therefore exists.

                    (iv)      The Company has made all payments required under the Employee Benefit Plans and has paid when due all accrued salaries, commissions or wages and vacation pay with respect to employment of any persons by the Company. Except as required by Section 4980B of the Code, the Company has no liability to provide medical benefits to former employees of the Company or their spouses or dependents. Section 4.7(b) of the Disclosure Schedule contains a complete list of all such persons who are currently receiving such benefits from the Company or its Affiliates.

                    (v)      Section 4.7(b)(v) of the Disclosure Schedule contains a true and complete list of all of the Company’s employees as of November 30, 2004, and such list correctly reflects their salaries, hours, wages, other compensation (other than benefits under the Employee Benefit Plans) including all bonuses paid or accrued as of November 30, 2004, dates of employment and positions.

          (c)      The Company has complied with any and all material obligations arising under WARN (if applicable) relative to all employment losses, terminations, layoffs and/or hours reductions among its employees. Section 4.7(c) of the Disclosure Schedule lists (by position or job title, name, starting and ending dates of employment, and date of employment loss, termination, layoff and/or hours reduction) all employment losses, terminations, layoffs and/or hours reductions among such employees which have taken place since January 1, 2004. Sellers shall update this Schedule as of the Closing Date.

     4.8      Litigation and Claims.

          (a)      Other than as set forth in Section 4.8(a) of the Disclosure Schedule, there are no material claims, litigation, arbitrations, or proceedings, in law or in equity, and there are no material proceedings or governmental investigations before any commission or other administrative authority, pending or to Sellers’ knowledge threatened, against the Company, or with respect to the consummation of the transaction contemplated hereby.

          (b)      The Company is not a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to its properties, assets, personnel or business activities.

          (c)      The Company is not in violation of, or delinquent with respect to, any decree, order or arbitration award or law, statute, or regulation of or agreement with, or Permit from, any Federal, state or local governmental authority (or to which its properties, assets, personnel, business activities or the Real Estate are subject or to which it is subject) other than violations or delinquencies which will not have a material adverse effect upon any of the Company’s material assets or liabilities or upon its operations, financial condition or prospects, including, without limitation, laws, statutes and regulations relating to equal employment opportunities, fair employment practices, unfair labor practices, terms of employment, occupational health and safety, wages and hours and discrimination, and zoning ordinances and building codes.

     4.9      Environmental Matters.

          (a)      The Company and its assets and business are in compliance with all applicable Environmental Laws and Environmental Permits other than violations or delinquencies which will not have a material adverse effect upon any material assets or liabilities of the Company or upon its operations, financial condition or prospects of the Company or any of its material assets. A copy of each notice, citation, inquiry or complaint which the Company has received in the past five years alleging any material violation of or liability or potential liability under any applicable Environmental Law or

Environmental Permit is contained in Section 4.9(a) of the Disclosure Schedule, and all violations alleged in said notices have been corrected. The Company possess all Environmental Permits which are required for the operation of its business as currently conducted, and is in compliance with the provisions of all such Environmental Permits. Copies of all Environmental Permits issued to the Company are contained in Section 4.9(a) of the Disclosure Schedule. The Company has taken appropriate measures to reapply for or renew such Environmental Permits where such action is necessary to keep such Environmental Permits in effect.

          (b)      There has not been any storage, treatment, generation, transportation or Release of any Hazardous Materials by the Company at any Facility or, at any Offsite Facility, in a quantity reportable under, or in violation of, or which may give rise to any obligation or the incurrence of any damages under, any applicable Environmental Laws.

          (c)      Section 4.9(c) of the Disclosure Schedule sets forth a complete list of all Containers that are now present at, the Real Estate or other real property owned, leased, operated, managed, controlled or used by the Company. All Containers which have been heretofore removed from the Real Estate and such other real property have been removed in compliance with all applicable Environmental Laws.

          (d)      No Lien or deed notice or restriction has been recorded under any Environmental Law with respect to any property or facility owned, operated, leased, managed, controlled or used by the Company.

          (e)      No Real Property or facility owned, operated, leased, managed, controlled or known by Sellers to be used by the Company is listed on the National Priorities List or on the Comprehensive Environmental Response, Compensation and Liability Information System list, both promulgated under CERCLA, or on any state or local list of sites requiring removal, remedial response or corrective action pursuant to any Environmental Law.

          (f)      Without in any way limiting the generality of the foregoing, except as disclosed in Section 4.9(f) of the Disclosure Schedule:

                    (i)      there is no friable asbestos contained in or forming part of any building, building component, structure or office space owned, operated, leased, managed or controlled by the Company or located on the Real Estate;

                    (ii)      no polychlorinated biphenyls are used or stored on the Real Estate;

                    (iii)      there are no locations included within the Real Estate at which any Hazardous Material generated, used, owned or controlled by the Company or the Company’s Agents or Affiliates have been disposed of or Released into the Environment; and

                    (iv)      no Lien has been recorded under any Environmental Law with respect to the Real Estate.

     4.10      Real Estate.

          (a)      All real property currently owned by the Company or used in the business of the Company (the “Real Estate”) is identified and described in Section 4.10(a) of the Disclosure Schedule. Except as set forth in Section 4.10(a) of the Disclosure Schedule, the Company holds fee simple title to the Real Estate, free and clear of all Liens, other than for real estate taxes not delinquent and covenants, conditions, restrictions and easements of record which are set forth in Section 4.10(a) of the Disclosure Schedule, none of which makes title to the Real Estate unmarketable and none of which are violated by the Company or materially interferes with the Company’s present use thereof. Except as set forth in Section 4.10(a) of the Disclosure Schedule, the Real Estate is not subject to any leases or tenancies. None of the improvements comprising the Real Estate, nor the business conducted by the Company thereon, are in violation of any use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance or public utility easement. All of the buildings and improvements located upon the Real Estate are in a good state of repair, reasonable wear and tear excepted.

          (b)      There are no challenges or appeals pending regarding the amount of the taxes on, or the assessed valuation of, the Real Estate, and no special arrangements or agreements exist with any governmental authority with respect thereto.

          (c)      There is no Tax assessment (in addition to the normal, annual general real estate Tax assessment) pending or, to the Sellers’ knowledge, threatened with respect to any portion of the Real Estate.

          (d)       There are no condemnation proceedings pending or, to the Sellers’ knowledge, threatened with respect to any portion of the Real Estate.

     4.11       Intellectual Property.

          (a)      All of the Company’s (i) trademarks, service marks, URL’s, website addresses, slogans, trade names, trade dress and the like (collectively with the associated goodwill of each, “Trademarks”) together with information regarding all registrations and pending applications to register any such rights; (ii) common law Trademarks; (iii) proprietary formulations, manufacturing methods, know-how and trade secrets; (iv) patents on and pending applications to patent any technology or design; (v) registrations of and applications to register copyrights; and (vi) licenses of rights in computer software, Trademarks, patents, copyrights, unpatented formulations, manufacturing methods and other know-how, whether to or by the Company, in each event with respect to the Business, are identified in Section 4.11(a) of the Disclosure Schedule and are referred to herein collectively as the “Intellectual Property.”

          (b)      (i) The Company is the owner of or duly licensed to use all Intellectual Property used, necessary for or useful in the conduct of the Company’s business as now conducted and operated; (ii) to Sellers’ knowledge, no other firm, corporation, association or person claims the right to use in connection with similar or closely related goods and in the same geographic area, any mark which is identical or confusingly similar to any of the Trademarks; (iii) the Sellers have no knowledge of any material claim with respect to, and have no reason to believe that any third party asserts ownership rights in, any of the Intellectual Property; (iv) the Sellers have no knowledge of any material claim and has no reason to believe that the Company’s use of any Intellectual Property materially infringes any right of any third party; (v) the Sellers have no knowledge that any third party is materially infringing any of the Company’s rights in any of the Intellectual Property; (vi) other than as set forth in Section 4.11(b) of the Disclosure Schedule, the Company is under no obligation to pay any royalties or similar payments in connection with any license of Intellectual Property; and (vii) the consummation of the transaction contemplated by this Agreement will not result in the impairment of the Company’s right to use any of the Intellectual Property nor infringe upon the rights of any third party.

     4.12      Second Class Mail.      All reports filed with the United States Postal Service in connection with and second class mail postal permits applicable to the Newspaper were true and correct in all material respects at the time of their filing.

     4.13      Deposits/Bonds.      Section 4.13 of the Disclosure Schedule is a true and correct schedule of all security deposits, surety deposits and bonds presently maintained in whole or in part on behalf of the Company.

     4.14      General.

          (a)      Except as set forth in Section 4.14(a) of the Disclosure Schedule, all of the assets owned currently by the Company and which will be owned by the Company at the Closing, constitute (i) all of the material assets and property presently used, or held for use in, the operations of the Company as they relate to the Park Record and Murray Printing and (ii) all of the material assets necessary to conduct the business of the Company as it relates to the Park Record and Murray Printing as presently conducted, and there are no material properties or assets presently used, or held for use in the operations of the Company as they relate to the Park Record and Murray Printing that are not currently owned by the Company and which will not be owned by the Company at the Closing. All assets of the Company are owned by the Company, free and clear of all Liens, other than Liens securing indebtedness that will be paid off and discharged at the Closing. All assets owned by the Company that constitute tangible real or personal property are located in the state of Utah other than the printing press and related equipment from The Gallup Independent Company which is in the possession of Offset Services, Inc. at its facilities in the state of California.

          (b)      Set forth in Section 4.14(b) is a true and complete list and description of all transactions between the Company and its Subsidiaries, on the one hand, and officers, directors and shareholders of the Company and its Subsidiaries, and their families, on the other hand, from January 1, 2003 through the Closing Date, other than (x) the payment of compensation in the ordinary course of business, (y) dividends paid to shareholders and (z) as contemplated hereby.

          (c)      The representations and warranties of Sellers in this Agreement, Sellers’ Ancillary Documents, and all other certificates, schedules documents or instruments delivered or to be delivered to Purchaser in connection with this Agreement do not and will not contain any untrue statement of a material fact or omit or will omit to state a material fact required to be stated herein or therein in order to make the representations, warranties or statements contained herein and therein not materially misleading.

          (d)      The Disclosure Schedule contains complete and accurate copies of all documents referred to therein. The information contained in the Disclosure Schedule is complete and accurate.

          (e)      Neither Sellers, the Company nor any affiliate has dealt with any person or entity who is or may be entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment for arranging the transaction contemplated hereby or introducing the parties to each other.

ARTICLE V
Purchaser’s Representations and Warranties

     5.1      General.      Purchaser represents and warrants to Sellers that:

          (a)      Purchaser is a corporation duly organized, existing and in good standing under the laws of the State of Delaware.

          (b)      Purchaser has full corporate power and authority to enter into and perform (i) this Agreement and (ii) all documents and instruments to be executed by Purchaser pursuant to this Agreement (collectively, “Purchaser’s Ancillary Documents”). This Agreement has been, and Purchaser’s Ancillary Documents will be, duly executed and delivered by duly authorized officers of Purchaser.

          (c)      No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery by Purchaser of this Agreement and Purchaser’s Ancillary Agreements, and the consummation by Purchaser of the transaction contemplated by this Agreement and Purchaser’s Ancillary Documents.

          (d)      Neither the execution and delivery of this Agreement and Purchaser’s Ancillary Documents by Purchaser, nor the consummation by Purchaser of the transaction herein contemplated, will conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser’s Certificate of Incorporation or By-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award applicable to Purchaser.

          (e)      Neither Purchaser, nor any of its Affiliates, has dealt with any person or entity who is or may be entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment for arranging the transaction contemplated hereby or introducing the parties to each other.

          (f)      Purchaser is and will be acquiring the Capital Stock for its own account and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended.

ARTICLE VI
Conduct Prior to the Closing

     6.1      General.      Sellers and Purchaser shall have the rights and obligations with respect to the period between the date hereof and the Closing Date which are set forth in the remainder of this Article VI.

     6.2      Sellers’ and the Company’s Obligations.       The following are Sellers’ and the Company’s obligations as they relate to the business of the Company and the transactions described herein:

          (a)      Sellers shall use their best efforts and make every good faith attempt to obtain on behalf of the Company all necessary consents and/or approvals which may be required in connection with the transaction contemplated by this Agreement.

          (b)      Sellers shall use their best efforts to cause the Company to carry on its business in the usual and ordinary course, consistent with past practices, to preserve its business and the goodwill of its advertisers, subscribers, customers, suppliers and others having business relations with the Company, to retain its business organization intact, including keeping available the services of its respective present employees, representatives and agents, to maintain all of its properties in reasonable operating condition and repair, ordinary wear and tear excepted, and to cause each and every warranty and representation of Sellers made in Article IV of this Agreement to be true and accurate in all respects as if originally made as of the Closing Date.

          (c)      Without the prior written consent of Purchaser, and without limiting the generality of any other provision of this Agreement, Sellers shall ensure that the Company shall not:

                    (i)      make any payments or distributions to its respective employees, officers or directors, except such amounts as constitute currently effective compensation for services rendered or for reimbursement for ordinary and necessary out-of-pocket business expenses and payment of accrued bonuses (if any) set forth in Section 4.7(b)(v) of the Disclosure Schedule;

                    (ii)      hire any new employee except to replace an employee whose service is terminated, at comparable wages or salary;

                    (iii)      incur or commit to incur any capital expenditures in an aggregate amount in excess of $10,000 which will not be paid in full by the Closing Date not set forth in the Disclosure Schedule;

                    (iv)      incur, assume or guarantee any long-term or short-term indebtedness other than in the ordinary course of business;

                    (v)      directly or indirectly, enter into or assume any new contract, lease, license or other agreement which commits the Company to the expenditure of more than $5,000 individually or $25,000 in the aggregate;

                    (vi)      adopt or amend any Plan, Welfare Plan or Employee Benefit Plan other than the contemplated termination of, or freezing and vesting of the benefits accruing under, the Company’s defined contribution profit sharing plan, effective as of the Closing;

                    (vii)      increase by more than 4% the annual compensation payable to any employee and other than in accordance with past practices;

                    (viii)      sell, transfer or otherwise dispose of any asset or property of an aggregate value of more than $1,000, and except for cash applied in payment of the Company’s trade liabilities in the usual and ordinary course of business, or create any Liens in an aggregate amount in excess of $1,000 on any asset or property of the Company;

                    (ix)      amend, terminate or give notice of termination with respect to any material existing agreement to which the Company is a party, or waive any material rights thereunder; or

                    (x)      fail to pay its accounts payable when due.

          (d)      Sellers shall ensure that the Company shall refrain, beginning from the date hereof through 12:01 a.m. on the day next succeeding the Closing Date, from taking any action which would result in an employment loss (as such term is defined in WARN) for any employee.

          (e)      Sellers shall ensure that the Company appropriately reflects in its books and records as of November 30, 2004 (the Estimate Date, as defined in Section 2.3(a) of the Agreement) and as of the Closing Date appropriate accruals, in accordance with and the extent required by GAPP, for all then earned and unpaid taxes, salary, wages, commission, bonuses, vacation benefits, severance obligations or other employee benefits, so that appropriate account of such matters will be reflected in the Estimated and Final Purchase Price Adjustments.

          (f)      Following the execution of this Agreement, and until the Closing contemplated hereby, Sellers will not, and will not permit the Company or any of its directors, officers, employees, agents or advisors to, initiate, pursue or enter into any discussions, negotiations or agreements with any person or entity contemplating or providing for the sale of the Capital Stock or any merger, acquisition, purchase or sale of all or substantially all of the assets of, or the combination of any other business with, or the change in control of, the Company.

     6.3      Joint Obligations.       The following shall apply with equal force to Sellers and Purchaser:

          (a)      Without implication that such laws apply to the transaction contemplated hereby, Sellers and Purchaser shall not comply with the provisions of the laws of any states relating to bulk sales other than as specifically required herein.

          (b)      No party shall intentionally perform any act which, if performed, or intentionally omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party being untrue in any material respect as if originally made on and as of the Closing Date.

          (c)      Each party hereto will (i) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to governmental or regulatory bodies required of such parties to consummate the transactions contemplated hereby, (ii) provide such other information and communications to such governmental or regulatory bodies as such parties or such governmental or regulatory bodies may reasonably request in connection therewith and (iii) cooperate with each other as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to governmental or regulatory bodies required of each party or any of its Affiliates to consummate the transactions contemplated hereby. Each party hereto will provide prompt notification to each other party hereto or its Affiliates when any such consent, approval, action, filing or notice referred to in clause (i) above is obtained, taken, made or given, as applicable, and will advise each other party hereto of any communications (and, unless precluded by law, provide copies to each other party hereto of any such communications that are in writing).

ARTICLE VII
Conditions to Closing

     7.1      Conditions to Sellers’ Obligations.       The obligation of Sellers to consummate the transaction contemplated hereby is subject to the fulfillment or waiver of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Sellers’ option, be terminated pursuant to and with the effect set forth in Article XI hereof:

          (a)      Each and every representation and warranty made by Purchaser shall have been true and correct when made and shall be true and correct as if originally made on and as of the Closing Date.

          (b)      All obligations of Purchaser to be performed hereunder through, and including on, the Closing Date shall have been performed.

          (c)      Sellers shall have received all of the agreements, certificates, documents and items specified in Section 8.2.

          (d)      All of the Consents and all other consents of third parties required with respect to the transaction contemplated hereby shall have been obtained.

          (e)      No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin or materially hinder, or to see material damages on account of, the consummation of the transaction contemplated hereby.

          (f)      Peter Bernhard shall, concurrently with the Closing, have received from the Company the sum of One Hundred Seventy-One Thousand Four Hundred Forty Dollars ($171,440), by wire transfer of immediately available funds, in repayment of Mr. Bernhard’s previous cash advances to the Company, subject to any adjustment in the amount due Mr. Bernhard for such obligations as a result of the Closing Date under this Agreement being subsequent to December 31, 2004.

          (g)      William Dean Singleton shall, concurrently with the Closing, have received from the Company, by wire transfer of immediately available funds, the sum of Twelve Thousand Five Hundred Dollars ($12,500) in payment of consulting fees earned by him, but not previously paid to him, for services performed subsequent to June 30, 2004, subject to the amount of such payment being increased, as appropriate, to reflect any additional consulting fees which may become due to Mr. Singleton, as a result of the Closing Date under this Agreement being subsequent to December 31, 2004.

          (h)      Andy Bernhard shall, immediately prior to the Closing hereunder, have received from the Company, by wire transfer of immediately available funds, the Eight Hundred Thousand Dollars ($800,000) portion of the Special Bonus payment due to be paid to him on the Closing Date, which Bonus, in its entirety, is to be equal to 10%

of the Purchase Price to be paid pursuant to this Agreement (as adjusted for the purpose of calculating this Bonus only by excluding from such calculation the amount of such Bonus), with the remainder of which Bonus is to be paid to Mr. Bernhard within thirty days of the determination pursuant to Section 2.3(b) hereof of the Final Purchase Price Adjustment.

          (i)      The Company, immediately prior to the Closing, shall have forgiven, as a contribution to capital, all previous advances made by it to DSN, Inc. to the extent unpaid as of the Closing, other than the Company’s previous Two Hundred Twenty-Five Thousand Dollars ($225,000) in advances to DSN, Inc. in connection with its acquisition during the Company’s current fiscal year of various assets from Spee-Dee Mailing Services, Inc. which Spee-Dee Mailing Services advances shall have concurrently been repaid in full to the Company by DSN, Inc.

     7.2      Conditions to Purchaser’s Obligations.      The obligation of Purchaser to consummate the transaction contemplated hereby is subject to the fulfillment or waiver of all of the following conditions on or prior to the Closing Date, upon the nonfulfillment of any of which this Agreement may, at Purchaser’s option, be terminated pursuant to and with the effect set forth in Article XI hereof:

          (a)      Each and every representation and warranty made by Sellers shall have been true and correct when made and shall be true and correct in all respects as if originally made on and as of the Closing Date.

          (b)      All obligations of Sellers or the Company to be performed hereunder through, and including on, the Closing Date shall have been performed.

          (c)      Purchaser shall have received all of the agreements, certificates, documents and items specified in Section 8.3.

          (d)      All of the Consents and all other consents of third parties required with respect to the transaction contemplated hereby shall have been obtained.

          (e)      No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin or materially hinder, or to seek material damages on account of, the consummation of the transaction contemplated hereby.

          (f)      Purchaser shall have on or before December 15, 2004 completed at its sole expense such due diligence investigations of the Company as is customary with respect to transactions of the sort herein contemplated, and Purchaser shall be satisfied, in its discretion, with respect to the results of such investigations, provided, however, that no such investigation or assessment shall in any manner be deemed to relieve Sellers of any obligations with respect to any warranties, representations, covenant or other undertakings made hereunder or to be made under the definitive purchase/sale agreement, or to qualify any such warranties, representations or covenants. To this end, Sellers covenant that from the date of this Agreement until the

Closing, Sellers will permit Purchaser and its representatives to conduct such investigations, tests and studies as may be reasonably requested by Purchaser or its representatives with respect to the business, assets and liabilities of the Company.

          (g)      Sellers shall have repaid to the Company in full any indebtedness which may be owed by either of them to the Company prior to the Closing.

          (h)      Peter Bernhard shall, concurrently with the Closing, have paid to the Company the sum of Sixty Thousand Dollars ($60,000) in consideration for the Company’s sale to Mr. Bernhard, without warranty of any kind whatsoever, of all its right, title and interest in the 80 shares of common stock of DSN, Inc. currently held by the Company.

          (i)      DSN, Inc. shall, concurrently with the Closing, shall have paid the Company, by wire transfer of immediately available funds, the sum of Two Hundred Twenty-Five Thousand Dollars ($225,000) in repayment of the Company’s previous advances to DSN, Inc. in connection with its acquisition during its current fiscal year of certain assets from Spee-Dee Mailing Services, Inc.

          (j)      Wells Fargo shall, concurrently with the Closing, have been paid by the Company the sum of Nine Hundred Seventy-Five Thousand Three Hundred Seventy-Nine Dollars ($975,379) or such other sum as may be due it, as a result of the Closing under this agreement, being subsequent to January 4, 2005, by wire transfer of immediately available funds, in repayment of the indebtedness previously incurred by the Company to acquire Elskie Bolitho’s shares of the Company’s common stock and the printing press and related equipment purchased from The Gallup Independent Company.

          (k)      The lien in favor of Spee-Dee Mailing Services, Inc. on the real property and improvements owned by the Company and used in the operations of Murray Printing securing the outstanding indebtedness of DSN, Inc. to Spee-Dee Mailing Services, Inc. under that certain promissory note dated February 27, 2004, in the original principal amount of Two Hundred Twenty-Five Thousand Dollars ($225,000), shall have been unconditionally released, or, the outstanding indebtedness under that promissory note of One Hundred Ninety-One Thousand Four Hundred Ninety-Seven Dollars and One Cent ($191,497.01), or such other sum as may be due, as a result of the Closing pursuant to this Agreement being subsequent to January 4,2005, shall have been paid in full by wire transfer of immediately available funds by DSN, Inc.

          (l)      The Company shall, concurrently with the Closing, have been unconditionally released from any guaranty or other obligation pertaining to any indebtedness or non-competition payments owing to the former owners of Winnemucca Publishing Company, Inc., or, in the alternative, all of the remaining indebtedness due to such persons in the amount of Six Hundred Fifty-Four Thousand One Hundred Twenty-Two Dollars and Sixty-Seven Cents ($654,122.67) and all of the remaining non-competition payments due them in the aggregate amount of Two Hundred Ten

Thousand Dollars ($210,000) shall have been paid in full by wire transfer of immediately available funds by DSN, Inc.

          (m)      The Company shall, concurrently with the Closing, have been unconditionally released from any obligation owed for consulting fees to either of the Sellers for services performed prior to July 1, 2004 and each of the Sellers shall on or before the Closing have been paid by the Company for all consulting services performed by them subsequent to June 30, 2004.

          (n)      The Company, concurrently with the Closing, shall have been furnished with releases, duly executed by each Shareholder (and Andrew Bernhard and W. Dean Singleton), unconditionally releasing the Company and its subsidiaries from any and all claims, actions, obligations and liabilities owing to such person, or which such person may have, in his or its capacity, as a shareholder, officer or director of the Company and any of its Subsidiaries, other than (i) any obligation under applicable law or the organizational instruments of the Company or its Subsidiaries to indemnify any such person for acts and omissions taken as a director or officer of the Company or any of its Subsidiaries insofar as such acts and omissions relate to the Park Record or Murray Printing, and (ii) any other obligation to the extent reflected in the Final Purchase Price Adjustment Schedule.

          (o)      Andrew Bernhard shall, concurrently with the Closing, have purchased from the Company a 2003 Subaru Outback, and the Company shall, concurrently with the Closing, have been paid the sum of Eight Thousand Two Hundred Thirty Three Dollars and Ninety One Cents ($8,233.91), such amount representing the then outstanding balance due under the promissory note secured by the Vehicle.

ARTICLE VIII
Closing

     8.1      Form of Documents.      At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article VIII. All documents which Sellers shall deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser’s counsel. All documents which Purchaser shall deliver shall be in form and substance reasonably satisfactory to Sellers and the Sellers’ counsel.

     8.2      Purchaser’s Deliveries.      Subject to the fulfillment or waiver of the conditions set forth in Section 7.2 of this Agreement, Purchaser shall execute and/or deliver to Sellers all of the following:

          (a)      the Purchase Price;

          (b)      a certified copy of Purchaser’s Certificate of Incorporation and By-laws;

          (c)      a certificate of good standing of Purchaser, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of Delaware;

          (d)      an incumbency and specimen signature certificate with respect to the officers of Purchaser executing this Agreement and Purchaser’s Ancillary Documents on behalf of Purchaser;

          (e)      a certified copy of resolutions of Purchaser’s board of directors, authorizing the execution, delivery and performance of this Agreement and Purchaser’s Ancillary Documents;

          (f)      a closing certificate executed by the President of Purchaser (or any other officer of Purchaser specifically authorized to do so), on behalf of Purchaser, pursuant to which Purchaser represents and warrants to Sellers that Purchaser’s representations and warranties to Sellers are materially true and correct as of the Closing Date as if then made (or, if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue), that all material covenants required by the terms hereof to be performed by Purchaser on or before the Closing Date, to the extent not waived by Sellers in writing, have been so performed (or, if any such covenant has not been performed, indicating that such covenant has not been performed), and that all documents to be executed and delivered by Purchaser at the Closing have been executed by duly authorized officers of Purchaser; and

          (g)      without limitation by the specific enumeration of the foregoing, all other documents required from Purchaser to consummate the transaction contemplated hereby.

     8.3      Sellers’ Deliveries.       Subject to the fulfillment or waiver of the conditions set forth in Section 7.1 of this Agreement, the Company shall deliver to Purchaser physical possession of all tangible Capital Stock, and shall execute (where applicable in recordable form) and/or deliver or cause to be executed and/or delivered to Purchaser all of the following:

          (a)      certificates representing the Capital Stock accompanied by appropriate stock powers duly endorsed in blank and accompanied by any required tax stamps;

          (b)      true and complete copies of the stock books and corporate minute books of the Company which contain the minutes of all meetings and copies of all required consents of its directors and shareholders;

          (c)      the resignations, effective as of the Closing Date, of each of the then officers and directors of the Company;

          (d)      a closing certificate executed by the President of the Company (or any other officer of the Company specifically authorized to do so), on behalf of Sellers, pursuant to which Sellers represent and warrant to Purchaser that Sellers’

representations and warranties to Purchaser which pertain to the Company are true and correct as of the Closing Date as if then originally made (or, if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue), that all covenants required by the terms hereof to be performed by Sellers relative to the Company on or before the Closing Date, to the extent not waived by Purchaser in writing, have been so performed (or, if any such covenant has not been performed, indicating that such covenant has not been performed), and that all documents to be executed and delivered by or on behalf of the Company at the Closing have been executed by duly authorized officers of the Company;

          (e)      releases of all Liens other than Permitted Liens, including without limitation, as applicable, UCC-3 and UCC-4 termination statements and releases of mortgages (provided, that to the extent releases cannot as a practical matter be obtained prior to Closing, such releases may be delivered in a reasonable time thereafter);

          (f)      to the extent obtained, all necessary Consents or alternate arrangements with respect thereto, all as reasonably acceptable to Purchaser (provided, that to the extent consents cannot as a practical matter be obtained prior to Closing, such consents may be delivered in a reasonable time thereafter);

          (g)      a certified copy of the Company’s Certificate of Incorporation and By-Laws;

          (h)      a certificate of good standing of the Company, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of Delaware;

          (i)      an incumbency and specimen signature certificate with respect to the officers and directors of the Company as of and prior to the Closing Date; and,

     (j)      without limitation by the specific enumeration of the foregoing, all other documents required from Sellers to consummate the transaction contemplated hereby.

ARTICLE IX
Post-Closing Matters

     9.1      Post-Closing Agreements.      From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article IX.

     9.2      Inspection of Records.      The Company shall deliver to Purchaser at the Closing all of the books and records of the Company, as set forth in Section 1.2(i) above. Purchaser shall keep and make any of such books and records available for inspection by the Sellers, or by Sellers’ duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a three (3) year period after the Closing Date, with respect to all transactions occurring prior to and those relating to the Closing and the historical financial condition, assets, liabilities, results of operations and cash flows of the Company. As used in this Section 9.2, the right of inspection includes the right to make extracts or copies.

     9.3      Further Assurances.      The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Capital Stock to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby.

     9.4      Tax Returns, Credits and Refunds.      Purchaser shall be responsible, subsequent to the Closing at its cost and expense, for the timely preparation and filing of all tax returns required to be filed by the Company for all taxable periods ending on or prior to the Closing Date, and not required to be filed prior to the Closing; provided, however, that, prior to the filing of such returns, Sellers shall be given an opportunity to review and comment thereon. Any dispute with respect to such returns between Purchaser and Sellers shall be resolved by PricewaterhouseCoopers, or if such firm declines to act in such capacity, by such other nationally recognized firm of independent public accountants as shall be mutually agreed upon by Sellers and Purchaser. The decision of such accounting firm shall be binding and conclusive upon the parties, and the costs and fees for this engagement shall be borne one-half by Sellers and one-half by Purchaser. All taxes, if any, owing with respect to such returns shall, upon Purchaser’s request, promptly be remitted by Sellers to Purchaser for submission with such returns, except to the extent such taxes were reflected in the Final Purchase Price Adjustment. Any credit or refund of any Company taxes with respect to any period (or portion thereof) ending on or prior to the Closing Date that is applied or received in any period (or portion thereof) after the Closing Date, and any tax benefit attributable to the carryforward of any Company net operating loss, net capital loss, tax credit, or similar item arising in any period ending on or prior to the Closing Date to any period ending after the Closing Date, shall be for the benefit of the Purchaser and the Company and Sellers shall have no entitlement thereto.

     9.5      Certain Assignments.       Any other provision of this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to transfer or assign, or a transfer or assignment of, any claim, contract, lease, permit, commitment, or sales order, or any benefit arising thereunder or resulting therefrom, if an attempt at transfer or assignment thereof without the consent required or necessary for such assignment would constitute a breach thereof or in any way adversely affect the rights of Purchaser or Sellers thereunder. If such a consent or agreement to transfer or assign is not obtained for any reason, Purchaser and Sellers shall cooperate in any arrangement Purchaser may reasonably request to provide for Purchaser the benefits under such claim, contract, lease, permit, commitment or order; but the failure to obtain any such consent shall not be deemed to be a breach of any representation or warranty or covenant or agreement under this Agreement.

ARTICLE X
Indemnification

     10.1      General.      From and after the Closing, the parties shall indemnify each other as provided in this Article X. For the purposes of this Article X, each party shall be deemed to have remade all of its representations and warranties contained in this Agreement at the Closing with the same effect as if originally made at the Closing. As used in this Agreement, the term “Damages” shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation: (a) reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses sustained or incurred in connection with the defense or investigation of any such claim and (b) costs and expenses reasonably incurred to bring the Purchased Assets and the Business into compliance with any laws or regulations, including, without limitation, Environmental Laws.

     10.2      Indemnification Obligations of Sellers.       Sellers shall jointly and severally defend, indemnify, save and keep harmless Purchaser and its successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

          (a)      any inaccuracy in or breach of any representation or warranty made by Sellers in this Agreement in Sellers’ Ancillary Documents or in any closing document delivered to Purchaser in connection with this Agreement, in each case as if such representation and warranty was made as of the Closing Date;

          (b)      any breach by Sellers of, or failure by Sellers to comply with, any of their covenants or obligations under this Agreement (including, without limitation, its obligations under this Article X);

          (c)      any (x) operations of the Company or any Subsidiary prior to the Closing, other than as pertains to the Park Record or Murray Printing, or any assets of the Company or any Subsidiary which were as of or prior to the Closing not used or held for use in the operations of the Park Record or Murray Printing and (y) any indebtedness of the Company or its Subsidiaries not reflected on the Final Purchase Price Adjustment Schedule;

          (d)      any benefit or other liability accruing prior to the Closing Date with respect to any Employee Plan which the Company has at any time maintained or administered or to which the Company has at any time contributed;

          (e)      as to the following, without regard to whether any matter may be disclosed in the Disclosure Schedule or otherwise known to Purchaser:

                    (i)      any tax liability arising out of the Company’s or its Subsidiaries’ operations or the ownership of its assets on or prior to the Closing which are not reflected in the Final Purchase Price Adjustment Schedule;

                    (ii)      any violation by the Company or its agents, or delinquency with respect to, any decree, order, arbitration award, law, statute, or regulation in effect on or prior to the Closing, or of any agreement of the Company with, or any license, or permit granted to the Company from, any federal, state or local governmental authority to which the properties, assets, personnel or business activities of the Company are subject, including, without limitation, laws, statutes and regulations relating to occupational health and safety, building codes, zoning, equal employment opportunities, fair employment practices and discrimination;

                    (iii)      any generation, transportation, storage, treatment or Release of any Hazardous Material by the Company or its agents occurring on or prior to the Closing (including without limitation those that result in any Release or treatment of Hazardous Materials after the Closing), at (A) any Facility included within the Purchased Assets, or (B) any Offsite Facility with regard to any Hazardous Materials with which the Company was involved in any way at any time;

                    (iv)      any discharges to or from storm, ground or surface waters or wetlands, and any air emissions or pollution, emanating from the Real Estate, which result from or are caused by any activities of the Company, its agents or its agents prior to the Closing; or,

                    (v)      any violation or alleged violation by the Company or its agents of, or obligation imposed by, any Environmental Law as a result of activities, events, conditions or occurrences with respect to the Company prior to the Closing.

Sellers’ obligations under Section 10.2(a) hereof shall survive for two years following the Closing Date, except that Sellers’ obligations (x) for breaches or inaccuracies of Sections 4.1(a). 4.1(b). 4.1(c), 4.1(g)(i), 4.1(g)(2), 4.2(c), 4.7(a), 4.8(c), 4.9, 4.11 and 4.14(e) shall survive without limitation and (y) will survive with respect to any claim for indemnification made prior to the expiration of such period until such claim is resolved. Each of Seller’s other obligations under other provisions of Section 10.2 shall survive without limitation. Notwithstanding any other provision of this Agreement, neither Seller shall be liable to Purchaser under the provisions of Section 10.2(a) hereof (other than in with respect to breaches or inaccuracies of representations or warranties set forth in Sections 4.1(a). 4.1(b). 4.1(c), 4.1(g)(i), 4.1(g)(ii), 4.2(c) and 4.14(e)) unless and until the aggregate of all of Purchaser’s damages for such breaches exceeds $100,000 (the “Basket Amount”), in which case, however, Sellers shall then be liable for the full amount of such damages without regard to the Basket Amount. In no event shall the obligations of any Seller to the Purchaser under this Section 10.2 exceed the portion of the Purchase Price paid to such Seller. The rights of Purchaser under this Section 10.2 (and under Section 11.1) shall be the exclusive remedy of Purchaser for breaches of (or inaccuracies in) any provision of this Agreement.

     10.3      Purchaser’s Indemnification Obligations.      Purchaser shall defend, indemnify, save and keep harmless the Sellers and their successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

          (a)      any inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement, in Purchaser’s Ancillary Documents, or in any closing document delivered to Sellers in connection with this Agreement, in each case as if such representation and warranty was made as of the Closing Date;

          (b)      any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article X);

          (c)      any claims to the extent caused by the acts or omissions of Purchaser or their agents subsequent to the Closing Date relative to the Company; or

          (d)      claims which arise out of the Company’s operations or ownership of its assets after the Closing Date.

Purchaser’s obligations under Section 10.3 hereof shall survive the Closing without limitation. In no event shall the obligations of Purchaser to Seller under this Section 10.3 exceed the amount of the Purchase Price. The rights of Sellers under this Section 10.3 (and Section 11.1) shall be the exclusive remedy of Sellers for breaches of (or inaccuracies in) any provision of this Agreement.

     10.4      Subrogation.       Each Indemnifying Party shall be subrogated to all rights of the Indemnified Party against any third party (including, without limitation, any insurer) with respect to any claim for which indemnity is paid.

     10.5      Third Party Claims.      Promptly following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall (a) notify the other party in writing at the address set forth in Section 12.2 hereof of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice and (b) if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted. No failure to give notice of a claim shall affect the indemnification obligations of the Indemnifying Party hereunder, except to the extent that the Indemnifying Party can demonstrate that such failure materially prejudiced such Indemnifying Party’s ability to successfully defend the matter giving rise to the claim. The Indemnified Party may, upon reasonable notice, tender the defense of a Third Party Claim to the Indemnifying Party. If:

          (a)      the defense of a Third Party Claim is so tendered and such tender is accepted without qualification by the Indemnifying Party; or

          (b)      within thirty (30) days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 10.5, the Indemnifying Party shall acknowledge without qualification its indemnification obligations as provided in this Article X in writing to the Indemnified Party;

then, except as hereinafter provided, the Indemnified Party shall not have the right to defend or settle such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party; provided that the Indemnified Party shall be entitled to reimbursement therefore if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided. The Indemnifying Party shall lose its right to defend and settle the Third Party Claim if there exists a conflict of interest between the legal positions of the Indemnified Party and the Indemnifying Party such that the Indemnifying Party’s legal counsel is conducting the defense in a manner likely to materially prejudice the Indemnified Party. So long as the Indemnifying Party has not lost its right and/or obligation to defend and settle as herein provided, the Indemnifying Party shall have the right to contest, defend and litigate the Third Party Claim and shall have the right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable; provided that in any event the Indemnifying Party shall consult with the Indemnified Party and all decisions with respect to contesting or settling such matter shall be made by mutual agreement of the Indemnifying Party and the Indemnified Party, not to be unreasonably withheld by either. All expenses (including without limitation attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. Notwithstanding the foregoing, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party shall be required by an Indemnifying Party to (w) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or Plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (x) enter into any settlement that attributes by its terms liability to the Indemnified Party, (y) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice or (z) enter into any settlement which would, or could reasonably be expected to, result in or relate to either a nonmonetary obligation or restriction of any kind whatsoever being imposed upon the Indemnified Party (whether with respect to the conduct of the Business or otherwise) or Damages other than Damages which are indemnifiable under this Article X; provided, however, that the Indemnifying Party may enter into the settlements described in (w) and (y) above if (1) such settlement is not in any way materially damaging or harmful to the Business and (2) the Indemnifying Party agrees to remain liable to the Indemnified Party for indemnification with respect to such claim indefinitely thereafter. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article X shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept the defense of a Third Party Claim tendered pursuant to this Section 10.6, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable; provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 10.6, the Indemnified Party so defends or (except as hereinafter provided) settles a Third Party Claim, for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of defending the Third Party claim which is incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses.

ARTICLE XI
Termination

     11.1      Right to Terminate.      This Agreement and the transaction contemplated hereby may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 13.2:

          (a)      by the mutual written consent of Purchaser and Sellers; or

          (b)      by either of such parties if the Closing shall not have occurred on or before March 31, 2005; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date.

     11.2      Remedies.      In the event of termination of this Agreement, no party hereto shall have any liability hereunder except for a knowing breach of a provision hereof.

ARTICLE XII
Miscellaneous

     12.1      Risk of Loss.       The risk of loss, prior to the Closing, by fire, earthquake, hurricane or for any other reason, to the Capital Stock between the date of the Agreement and the Closing, shall be upon Sellers. The Sellers shall maintain the existing insurance on all such property at all times prior to the Closing and shall promptly take all reasonable steps to repair, replace and restore any such property which is lost, destroyed or damaged prior to the Closing, or at the Purchaser’s option, pay to the Purchaser at the Closing the proceeds from insurance claims with respect to such losses.

     12.2      Publicity.      All press releases concerning this transaction shall be made only by mutual agreement of Purchaser and the Sellers.

     12.3      Notices.      All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand, by facsimile or by nationally recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

If to Purchaser:
Addressed to:

MediaNews Group, Inc. 1560 Broadway, Suite 2100 Denver, CO 80202 Attn: Joseph J. Lodovic, IV President

Facsimile: (303) 820-1929

with a copy to:

Hughes Hubbard & Reed LLP 1775 I Street, NW, Suite 600 Washington, D.C. 20006 Attn: Howell E. Begle, Jr., Esq. Facsimile: (202) 721-4646

If to Sellers: Addressed to:
Mr. Peter Bernhard 131 Emerald Drive Danville, CA 94526

And,

The Singleton Family Revocable Trust C/o W. Dean Singleton, Co-Trustee 1560 Broadway, Suite 2100 Denver, CO 80202 Facsimile: (303) 820-1929

And,

Howell E. Begle, Jr., Co-Trustee Hughes Hubbard & Reed LLP 1775 I Street, NW, Suite 600 Washington, D.C. 20006 Facsimile: (202) 721-4646

and\or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 13.2.

     12.4      Expenses.      Each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, attorneys’, accountants’ and other professional fees and expenses.

     12.5      Entire Agreement.      This Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties. Each exhibit hereto, and the Disclosure Schedule, shall be considered incorporated into this Agreement.

     12.6      Survival: Non-Waiver.      All representations and warranties shall survive the Closing regardless of any investigation or lack of investigation by any of the parties hereto. In the event of a breach of any representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under this Agreement, Sellers’ Ancillary Documents, Purchaser’s Ancillary Documents or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of, such party on or before the Closing Date. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, right or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

     12.7      Applicable Law.      This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable to contracts made and wholly to be performed in that state.

     12.8      Binding Effect: Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     12.9      Assignability.      This Agreement shall not be assignable by either party without the prior written consent of the other party, except that (a) at or prior to the Closing Purchaser may assign all or any part of its rights and delegate all or any part of its duties under this Agreement to a Subsidiary or Subsidiaries or affiliated corporation(s) and may assign its rights under this Agreement to its lenders for collateral security purposes, and after the Closing Purchaser may assign its rights and delegate its duties under this Agreement to any third party and (b) at any time Sellers may assign their rights to receive any payments due them pursuant to this Agreement. No such assignments shall relieve Purchaser or Sellers of any of their liabilities under this Agreement.

     12.10      Amendments.       This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

     12.11      Headings.       The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

SELLERS:

Peter Bernhard

The Singleton Family Revocable Trust

By:
William Dean Singleton, Co-Trustee

Howell E. Begle, Jr., Co-Trustee

PURCHASER:
MEDIANEWS GROUP, INC.

By:
Joseph J. Lodovic, IV President

Exhibit A

CERTAIN DEFINITIONS

“ADA” means the Americans with Disabilities Act, 42 U.S.C. Section 1201 et seq.

“Affiliate” means any person or entity which controls a party to this Agreement, which that party controls, or which is under common control

“Affiliate” means any person or entity which controls a party to this Agreement, which that party with that party except that the term Affiliate, as applied to Sellers or the Company, shall not be deemed to include the Purchaser or any Subsidiary of Purchaser. “Control” means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contracts or otherwise.

“Agreement” shall have the meaning specified in the introductory paragraph to this Agreement.

“Business” shall have the meaning specified in the recitals.

“Capital Stock” shall have the meaning specified in the recitals.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sec. 9601 et seq., as amended and reauthorized.

“Closing” shall have the meaning specified in Section 2.2.

“Closing Date” shall have the meaning specified in Section 2.2.

“COBRA” shall have the meaning specified in Section 4.7.

“Code” shall have the meaning specified in Section 4.7.

“Consents” shall have the meaning specified in Section 6.2.

“Containers” means (a) underground storage tanks (as defined in RCRA) and (b) above-ground storage tanks which have a capacity of 100 gallons or more.

“Covered Claim” shall have the meaning set forth in Section 10.5.

“Damages” shall have the meaning specified in Section 10. 1.

“Disclosure Schedule” shall have the meaning set forth in Section 4.1.

“Employee Benefit Plan” shall have the meaning specified in Section 4.7.

“Environment” means any surface water, groundwater, drinking water supply, land surface or subsurface strata, or ambient air, including, without limitation, any indoor location.

“Environmental Laws” means all Federal, state and local statutes, regulations, ordinances, rules, regulations and policies, all court orders and decrees and arbitration awards, and the common law, which pertain to environmental matters or contamination of any type whatsoever. Environmental Laws include, without limitation, those relating to: manufacture, processing, use, distribution, treatment, storage, disposal, generation, transportation or cleanup of Hazardous Materials; air, surface or ground water or noise pollution; Releases; protection of wildlife, endangered species, wetlands, and natural resources; Containers; health and safety of employees and other persons; and notification requirements relating to the foregoing.

“Environmental Permits” means licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Laws.

“Equipment” means all furniture, fixtures, improvements, equipment, machinery parts, computer hardware, tools, printing presses, vehicles and all other tangible personal property other than Inventory currently used or held for use in the business of the Company.

“ERISA” shall have the meaning specified in Section 4.7.

“ERISA Affiliate” shall have the meaning specified in Section 4.7.

“Facility” means any facility as defined in CERCLA.

“Financial Statements” shall have the meaning specified in Section 4.2.

“GAAP” shall mean generally accepted accounting principles in effect at the date when applied, consistent with prior periods.

“Hazardous Materials” means: (a) pollutants, contaminants, pesticides, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous or toxic wastes, substances, chemicals or materials within the meaning of any Environmental Law, including without limitation any (i) “hazardous substance” as defined in CERCLA, and (ii) “hazardous waste” as defined in RCRA; and (b) even if not prohibited, limited or regulated by Environmental Laws, all pollutants, contaminants, hazardous, dangerous or toxic chemical materials, wastes or any other substances, including, without limitation, any industrial process or pollution control waste (whether or not hazardous within the meaning of RCRA) which could pose a hazard to the environment or the health and safety of any person, or impair the use or value of any portion of the Real Estate.

“Indemnified Party” means a party entitled to indemnification under this Agreement.

“Indemnifying Party” means a party from whom indemnification is sought under this Agreement.

“Intellectual Property” shall have the meaning specified in Section 4.11.

“Inventory” means newsprint, ink and office supplies of the Company.

“Liens” shall mean any lien, security interest, mortgage, restriction, pledge, option, lease or sublease, claim, easement, encroachment or encumbrance.

“Multiemployer Plan” shall have the meaning assigned to such term in ERISA.

“Offsite Facility” means any Facility which is not presently, and has not heretofore been, owned, leased or occupied by the Company.

“PBGC” shall have the meaning specified in Section 4.7.

“Permits” shall have the meaning specified in Section 4.6.

“Permitted Liens” shall mean liens for current real or personal property Taxes not due and payable as of the Closing and worker’s, carrier’s and materialman’s liens that are immaterial in character, amount and extent, and which do not detract from the value or interfere with the present or proposed use of the properties they affect, together with such other existing liens as are set forth in Section 4.2(c) of the Disclosure Schedule.

“Purchase Price” shall have the meaning specified in Section 2.1.

“Purchaser” shall have the meaning specified in the introductory paragraph to this Agreement.

“Purchaser’s Ancillary Documents” shall have the meaning specified in Section 5.1.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6902 et seq., as amended and reauthorized.

“Release” means any spill, discharge, leak, emission, escape, injection, dumping, disposal or other release or threatened release of any
Hazardous Materials into the environment, including, without limitation, any Release which is subject to CERCLA.

“Subsidiary” shall have the meaning specified in Section 4.1(d).

“tax” or “taxes” shall mean all taxes and other charges imposed by any governmental authority, including, without limitation, taxes or other governmental charges imposed on gross or net income, minimum tax, gross receipts, profits or gains, property, tangible or intangible assets, transfers (including stock transfers), sales,

use, ad valorem, franchise, capital, net worth, license, withholding on amounts paid to any person, payroll, employment, excise, severance, stamp, occupation, premium, environmental or windfall profits, customs, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, additions to tax or additional amount.

“tax return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to taxes filed (or required to be filed) with any taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claims” shall mean any claims for Damages or for equitable relief which are asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which an Indemnified Party is subject.

“Trademark” or “Trademarks” shall have the meaning specified in Section 4.11.
“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. Section 2101 et seq.

“Welfare Plan” shall have the meaning assigned to such term in ERISA.

Exhibit B

Estimated Purchase Price
Adjustment Schedule

Diversified Suburban Newspapers, Inc.
(Park Record and Murray Printing Only)

Current Assets

Cash:

From Operations	$362,413

From Anticipated Pre-closing Repayment by DSN (Bernhard) of Spee-Dee Mailing Services Advance	$225,000

From Anticipated Pre-closing Payment from Peter Bernhard for Spin-off of 80% Interest in DSN to Bernhard	$60,000

		$647,413

Employee Advances		$1,857

Accounts Receivable (net of reserves)		$513,254

Inventory		$86,158

Gallup Independent Press:

Purchase Price	$250,000

Legal Fees/Transactional Costs	$5,873

Press Removal and Shipping Expenses Paid to Offset Services	$27,236

Site Evaluation Expenses Paid to Interior Construction Specialists	$6,550

		$289,659

Other Prepaid Expenses		$12,569

Credit for Anticipated Refund Attributable to Estimated FY 2005 Federal and State Income Tax Payments Made September 30, 2004		$29,710

Credit for Carryforward Attributable to Anticipated July 1, 2004 - January 4, 2005 Net Operating Loss		$50,000

Insurance Policy Which Partially Funds Deferred Compensation Liability to Andy Bernhard		$145,000

Country Club Membership		$10,000

		$1,785,620

B-1

Balance Sheet Liabilities

Trade Accounts Payable	$77,710
Note Payable (automobile)	8,889
Accrued Salary, Bonuses, Commissions and Related Payroll Taxes (Exclusive of those attributable to the special bonus to be paid to Andy Bernhard)	$49,182

Unearned Subscription Revenue	$85,796

Accrued Federal and State Income Taxes for 7/1/04 — 1/4/05	$000

Accrued Sales and Property Taxes	$(3,317)

Notes Payable to Wells Fargo for indebtedness incurred for purchase of Elskie Bolitho shares of stock and Gallup Independent Press (to be paid at Closing)	$975,403

Liability to Peter Bernhard for previous cash advances to Diversified (to be paid at Closing)	$171,440

Special bonus payable to Andy Bernhard equivalent to 10% of MNG net purchase price for Diversified Suburban Newspapers as adjusted to eliminate the accrual for the payment of this bonus (to be paid at Closing)	$800,000

Liability to Dean Singleton for consulting fees earned subsequent to June 30, 2004 (to be paid at Closing)	$12,500

Accrued Vacation Benefits	$21,966

Deferred Compensation Due Andy Bernhard	$175,000

$2,374,569

Estimated Purchase Price Adjustment	$(585,949)

B-2